Exhibit 3.1.2
ARTICLES OF AMENDMENT
OF
OLD LINE BANCSHARES, INC.
     OLD LINE BANCSHARES, INC., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”) that:
     FIRST: The Charter of the Corporation is hereby amended by deleting Article TENTH in its entirety are replacing said article with the following:
“TENTH: The board of directors shall have the power to change the location of the principal office without the approval of the stockholders.”
     SECOND: The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the Maryland General Corporation Law (the “MGCL”), duly advised the foregoing amendments and the shareholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by a President and attested to by its Secretary as of this 26 day of May, 2006; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:		OLD LINE BANCSHARES, INC

By:	/s/Christine M. Rush	By:	/s/ James W. Cornelsen	(SEAL)

	Christine M. Rush, Secretary		James W. Cornelsen, President